                                                                    Exhibit 23.6

                                    Consent

     We consent to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD-ROM or the Internet) of the Prospectus Supplement relating to Structured Asset Securities Corporation Commercial Mortgage Pass-Through Certificates, Series 1997 LLI, of our appraisal/market study with respect to the property or properties listed on the attached annex, and we consent to the reference to our firm under the caption "Experts" in such Prospectus Supplement.

Agreed to by:

              /s/ Cushman & Wakefield, Inc.
              -----------------------------
       Title: Managing Director
     Company: Cushman & Wakefield, Inc.



Re:  Sun Communities